FILED
DONETTA DAVIDSON
COLORADO SECRETARY OF STATE

20041147138 M
$ 75.00
SECRETARY OF STATE
04-21-2004 12:29:16

ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION (PROFIT)
Form 205 ***NOT VALID AFTER JUNE 30, 2004***
Read about new Forms at www.sos.state.co.us
Filing fee: $25.00
Deliver to: Colorado Secretary of State
Business Division
1560 Broadway, Suite 200
Denver, CO 80202-5169
This document must be typed or machine printed
Copies of filed documents may be obtained at www.sos.state.co.us

20041116573 M REJECTED
$
SECRETARY OF STATE
03-30-2004 14:55:54

ABOVE SPACE FOR OFFICE USE ONLY

Pursuant to § 7-110-106 and part 3 of article 90 of title 7, Colorado Revised Statutes (C.R.S.), these Articles of Amendment to its Articles of Incorporation are delivered to the Colorado Secretary of State for filing.

1. The name of the corporation is: QUANTECH ELECTRONICS CORP.
   (If changing the name of the corporation, indicate name of corporation BEFORE the name change)

2. The date the following amendment(s) to the Articles of Incorporation was adopted: 3/24/03

3. The text of each amendment adopted (include attachment if additional space needed):

ARTICLE 2

Section 1. The Corporation is authorized to issue 10,000,000,000 (ten billion) shares of common stock, all par value $0.00001, and one million (1,000,000) shares of preferred stock. The holders of preferred stock shall have such rights, preferences, and privileges as may be determined, by the board of directors.

Section 2. The shareholders shall have no preemptive rights to acquire any shares of this corporation.

Section 3. The common and preferred stock of the corporation, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the corporation.

4. If *changing* the corporation name, the *new name* of the corporation is:__________

5. If providing for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:__________

6. Indicate manner in which amendment(s) was adopted (mark only one):

____ No shares have been issued or Directors elected – Adopted by Incorporator(s)
____ No shares have been issued but Directors have been elected – Adopted by the board of directors
____ Shares have been issued but shareholder action was not required – Adopted by the board of directors
_X_ The number of votes cast for the amendment(s) by each voting group entitled to vote separately on the amendment(s) was sufficient for approval by that voting group – Adopted by the shareholders

COMPUTER UPDATE
COMPLETE SN

7. Effective date (if not to be effective upon filing)__________ *(Not to exceed 90 days)*

8. The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are: Michael S. Krome, Esq., 8 Teak Court, Lake Grove, New Yo...

IN WITNESS WHEREOF, the company has caused this Certificate of Amendment to be duly executed by its president as of the date first written above.

QUANTECH ELECTRONICS CORP.

Israel Moshe Levy, President

Please refer to § 7-90-301 (8), C.R.S

CERTIFICATE OF DESIGNATION

Israel Moshe Levy certifies that he is the president of Quantech Electronics Corp., a Colorado corporation (hereinafter referred to as the "**Corporation**" or the "**Company**"); that, pursuant to the corporation's articles of incorporation, the board of directors of the corporation adopted the following resolutions on March 24, 2004, and that none of the Series A Convertible Preferred Stock has been issued.

1. Creation of Series A Convertible Preferred Stock. There is hereby created a series of preferred stock consisting of 10,000 shares and designated as the Series A Convertible Preferred Stock, having the voting powers, preferences, relative, participating, optional and special rights and the qualifications, limitations and restrictions thereof that are set forth below.

2. Dividend Provisions. The holders of shares of Series A Convertible Preferred Stocks shall be entitled to, subject to a resolution of the Board of Directors and out of any funds at the time legally available therefor, dividends at a par with holders of common stock, as if the series A Convertible Preferred Stock were converted into common stock as provided for herein immediately before the record date for the payment of dividends. Each share of Series A Convertible Preferred Stock shall rank on a parity with each other share of Series A Convertible Preferred Stock with respect to dividends.

3. Redemption Provisions. Except as otherwise expressly provided or required by law, the Series A Convertible Preferred Stock may not be redeemed without the consent of the holders thereof.

4. Liquidation Provisions. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the Series A Convertible Preferred Stock shall be entitled to receive an amount equal to $1.00 per share. After the full preferential liquidation amount has been paid to, or determined and set apart for, all other series of Preferred Stock hereafter authorized and issued, if any, the remaining assets of the Corporation available for distribution to shareholders shall be paid to the common stock, which amount shall be distributed ratably to the holders of the common stock. In the event the assets of the Corporation available for distribution to its shareholders are insufficient to pay the full preferential liquidation amount per share required to be paid the Corporation's Series A Convertible Preferred Stock, the entire amount of assets of the Corporation available for distribution to shareholders shall be paid up to their respective full liquidation amounts first to the Series A Convertible Preferred Stock, than to any other series or preferred stock hereafter authorized and issued, all of which amounts shall be distributed ratably among holders of each such series of preferred stock, and the common stock shall receive nothing. A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this section 4, and the Series A Convertible Preferred Stock shall be entitled only to (i) the right provided in any agreement of plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the Colorado Corporation Law and (iii) the rights contained in other section hereof.

5. Conversion Provisions. The holders of shares of Series A Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a) **Right to Convert**

All the issued and outstanding shares of Series A Convertible Preferred Stock of the Corporation (**"Series A Preferred Stock"**) shall be convertible, as a group and at any time, into such an amount of shares of Common Stock representing, after conversion, ninety percent (90%) of the issued and outstanding shares of Common Stock of the Corporation at the time thereof. Each individual share of common stock shall be convertible, at any time, into the said amount of shares divided by the number of shares of Preferred Stock issued and outstanding at the time of conversion (the **"Conversion Rate"**). Such conversion shall be effectuated by surrendering the Preferred Shares to be converted (with a copy, by facsimile or courier, to the Corporation) to the Corporation's registrar and transfer agent, with the form of conversion notice deemed acceptable by the Board of Directors of the Corporation, executed by the holder of the Preferred Share(s) evidencing such holder's intention to convert these Preferred Share(s) or a specified portion and accompanied, if required by the Corporation, by proper assignment hereof in blank.

(b) **Adjustment to Conversion rate.**

(1) Reclassification, Exchange and Substitution. If the common stock issuable on conversion of the Series A Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the holders of the Series A Convertible Preferred Stock shall, upon its conversion, be entitled to receive, in lieu of the common stock which the holders would have become entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by the holders if they had exercised their rights of conversion of the Series A Convertible Preferred Stock immediately before that change.

(2) Reorganization Mergers, Consolidations or Sale of Assets. If at any time there shall be a capital reorganization of the corporation's common stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this section (b) or merger of the corporation into another corporation, or the sale of the Corporation's properties and assets as, or substantially as, an entirely to any other person), than, as a part of such reorganization, merger or sale, lawful provision shall be made so that the holders of the Series A Convertible Preferred stock shall thereafter be entitled to receive upon conversion of the Series A Convertible Preferred Stock, the numbers of shares of stock or other securities or property of the corporation, or of the successor corporation resulting from such merger, to which holders of the common stock deliverable upon conversion of the Series A Convertible Preferred Stock would have been entitled on such capital organization, merger or sale if the Series A Convertible Preferred Stock had been converted immediately before the capital reorganization, merger or sale to the end that the provisions of this

paragraph (b)(2) (including adjustment of the conversion rate then in effect and number of shares purchasable upon conversion of the Series A Convertible Preferred Stock) shall be applicable after that event as nearly equivalently as may be

(c) **No Impairment.** The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, merger, dissolution, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section and in taking all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Convertible Preferred Stock against impairment.

(d) **Certificate of Adjustment.** Upon the occurrence of each adjustment or readjustment of the conversion rate for any shares of Series A Convertible Preferred Stock, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Convertible Preferred Stock effected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the conversion rate at the time in effect, and (iii) the numbers of shares of common stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series A Convertible Preferred Stock.

(e) **Notices of Record Date.** In the event of the establishment by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any divided (other than a cash dividend) or other distribution. The Corporation shall mail to each holder of Series of A Convertible Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution and the amount and character of such dividend or distribution.

(f) **Reservation of Stock Issued Upon Conversion.** The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of common stock solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to

increase its authorized but un issued shares of common stock to such number of shares as shall be sufficient for such conversion.

6. Voting Provisions. In addition to those voting rights provided or required by law, the Series A Convertible Preferred Stock shall vote as a class with common stock holders of on all matters to be submitted to shareholders, and in such event the holders of the Series A Convertible Preferred Stock shall have the right to cast such votes as if the holders of Series A Convertible Preferred Stock had converted their outstanding shares immediately prior to the record date for such vote, at the conversion rate then in effect.

IN WITNESS WHEREOF, the company has caused this certificate of designation of Series A Convertible Preferred Stock to be duly executed by its president as of the date first written above.

QUANTECH ELECTRONICS CORP.

Israel Moshe Levy, President

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